Exhibit 99.1

W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

School Specialty, Inc. Announces Changes in Senior Leadership

Michael P. Lavelle Resigns as President and CEO; James R. Henderson, Chairman of the Board,
Appointed Interim Chief Executive Officer

GREENVILLE, Wis., July 22, 2013 – School Specialty, Inc. (“SSI”) today announced that Michael P. Lavelle will resign as President and Chief Executive Officer effective on or about August 2, 2013, and that James R. Henderson, Chairman of the Board, has been appointed by the Board of Directors to serve as SSI’s Interim Chief Executive Officer as of the effective date of Mr. Lavelle’s departure.  The Company has initiated a search process and intends to retain an executive search firm to identify a permanent replacement for Mr. Lavelle.  Mr. Lavelle will also resign from the Company’s Board of Directors.

“Our Company has persevered through the most challenging of economic times and has remained a market leader due to the strength and diversity of our product offerings and our commitment to delivering 100% customer satisfaction.  Michael was instrumental in guiding our Company through a successful reorganization, and we would like to thank him for his many contributions and wish him well in his future endeavors,” stated Mr. Henderson.

Mr. Henderson was a Managing Director and operating partner of Steel Partners LLC, a subsidiary of Steel Partners Holdings L.P., a global diversified holding company that owns and operates businesses and has significant interests in leading companies in a variety of industries. He has served as Chairman and as a director of GenCorp since 2008 and has previously served as a director of DGT Holdings Corp., SL Industries, Inc., Angelica Corporation and WebFinancial Corporation, where he also served as President, COO and Executive Vice President of Operations.  Mr. Henderson most recently served as Chairman and CEO of Point Blank Solutions, Inc. (now Point Blank Enterprises, Inc.), one of the largest global manufacturers of body armor and other protective solutions for the U.S. Military, Government and Law Enforcement community.  Prior to this role, he held several executive leadership positions throughout his career, including CEO of WebBank, President and CFO of Aydin Corporation, and Acting CEO and Board Member of ECC International, among others.

“I am honored to be taking on this role as Interim CEO.  SSI has emerged a stronger company, with an improved capital structure, new financing and a strong foundation for the future. I look forward to working with the Board, management team and SSI employees, all of whom remain focused on achieving our full potential for the benefit of our customers, business partners and stakeholders,” Mr. Henderson continued.

School Specialty Announces Changes in its Senior Leadership

As previously announced, on June 11, 2013, School Specialty completed its financial restructuring and successfully emerged from Chapter 11 reorganization with significantly less debt and greater financial flexibility.  In conjunction with its emergence, the Company secured a new, fully committed $175 million asset based revolving credit facility led by Bank of America, N.A. and SunTrust Bank and a $145 million term loan facility led by Credit Suisse Securities (USA) LLC.

About School Specialty, Inc.

School Specialty is a leading education company that provides innovative and proprietary products, programs and services to help educators engage and inspire students of all ages and abilities to learn. The company designs, develops, and provides preK-12 educators with the latest and very best curriculum, supplemental learning resources, and school supplies. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential. For more information about School Specialty, visit www.schoolspecialty.com.

Statement Concerning Forward-Looking Information

Any statements made in this press release about future financial condition, results of operations, expectations, plans, or prospects, constitute forward-looking statements.  Forward-looking statements also include those preceded or followed by the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "should," "plans," "targets" and/or similar expressions.  These forward-looking statements are based on School Specialty's current estimates and assumptions and, as such, involve uncertainty and risk.  Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty's Annual Report on Form 10-K for the fiscal year ended April 28, 2012, which factors are incorporated herein by reference. Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

Investor and Media Relations Contact:

School Specialty, Inc.

Elizabeth Higashi, CFA

(920) 243-5392

IR@schoolspecialty.com

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